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Kevin Toomb
Marketing Director
(704) 688-4452
FOR IMMEDIATE RELEASE
October 31, 2005
FIRST CHARTER LEASES THREE ADDITIONAL
FINANCIAL CENTERS AND 24 ATMs IN
RALEIGH MARKET
CHARLOTTE, North Carolina — First Charter Corporation (NASDAQ:FCTR) announced today that the company has leased three additional financial centers in the Raleigh market. The three locations are in addition to the financial center located in the Atrium at 2501 Blue Ridge Road, which opened October 3rd.
Each of the new financial centers will provide full service banking and will have multiple drive-thru lanes, as well as a drive-up ATM. The three former bank branches are currently vacant and will require limited renovation to comply with First Charter franchise requirements. First Charter plans to open the three additional Raleigh locations during the first quarter of 2006.
In addition, First Charter has agreed to lease up to 24 ATMs in the Raleigh area to provide greater convenience to new customers. The ATMs are located in Food Lion grocery stores throughout the area. First Charter customers will be able to use these ATMs free of charge.
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First Charter entered the Raleigh/Triangle market in February of this year with teams offering mortgage and construction loan services. The company recently relocated these operations to the financial center at 2501 Blue Ridge Parkway, which opened on October 3rd.
Bob James, President and CEO, First Charter, stated, “We are delighted to increase our presence in the Triangle region, where we will bring great products, exceptional service and convenient hours. With four financial centers and 24 additional ATMs located throughout the marketplace, we will fulfill the promise we make to customers every day that they can “Expect More From Us.” We continue to evaluate additional opportunities in the Triangle region and other growth markets that will enhance the value of our franchise.”
Thus far in 2005, First Charter has opened three new financial centers in the Charlotte metropolitan area, including a flagship financial center in Concord (Cabarrus County). The company opened a de novo location in south Charlotte on October 24th. In addition, construction is underway for a Spring 2006 opening of a new First Charter financial center in downtown Lincolnton, North Carolina and a Summer 2006 opening of a replacement First Charter financial center in Denver, North Carolina.
Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.2 billion and is the holding company for First Charter Bank. First Charter operates 55 financial centers, four insurance offices and 112 ATMs located in 19 counties in North Carolina. First Charter also operates a loan origination office in Reston, VA. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter may be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.
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